Exhibit 99.1

QUALSTAR REPORTS RESULTS FOR THE FIRST QUARTER 2017

Qualstar reports its first quarter of profitability since September 30, 2011 and third consecutive quarter of positive cash flow

Simi Valley, Calif., May 10, 2017 — Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported financial results for the first quarter ended March 31, 2017.

Quarter Ended March 31, 2017 Financial Results

Revenues for the quarter ended March 31, 2017 were $2.4 million, compared with $2.2 million for the quarter ended March 31, 2016, an increase of $0.2 million or 9.1%. Income from operations for the quarter ended March 31, 2017 was $0.1 million compared with a loss of $(0.4) million for the quarter ended March 31, 2016. Net income per basic and diluted share for the quarter ended March 31, 2017 was $0.03 and $(0.20) for the quarter ended March 31, 2016.

Data Storage segment revenues were $0.7 million for the quarter ended March 31, 2017, compared with $0.8 million for the same period last year, a decrease of $0.1 million or (12.5)%, primarily due to pricing competition in the industry. Power supply segment revenues were $1.7 million for the quarter, compared with $1.4 million in the quarter ended March 31, 2016, an increase of $0.3 million, or 21.4%, due to new customer projects and the timing of orders shipped to manufacturers.

Gross margin was 37.5% of revenues or $0.9 million for the quarter ended March 31, 2017, an increase from the gross margin of 31.8% of revenues or $0.7 million for the quarter ended March 31, 2016. Operating expenses for the three months ended March 31, 2017 were $0.8 million or 33.3% of revenues, compared with $1.1 million, or 50.0% of revenues for the three months ended March 31, 2016.

Steven N. Bronson, Chief Executive Officer and President of Qualstar said, “Our combined efforts on improving sales, product offerings and ongoing cost cutting measures has demonstrated our success in executing the turnaround of our company. We are optimistic that we can compete effectively with our lean cost structure and customer centric approach”. Mr. Bronson added, “we are not only pleased with reporting our first quarterly profit in almost seven years but that we achieved our third consecutive quarter of positive cash flow.”.

Cash, cash equivalents and restricted cash increased $0.1 million for the quarter ended March 31, 2017 to $3.8 million compared to $3.7 million at March 31, 2016.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased competition and pricing pressure on Qualstar’s products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the period ending December 31, 2016, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer

Qualstar Corporation

805.583.7744 ext. 154

-Financial Tables to Follow-

QUALSTAR CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Net revenues	$2,439	$2,150
Cost of goods sold	1,549	1,501
Gross profit	890	649
Operating expenses:
Engineering	186	395
Sales and marketing	247	300
General and administrative	399	369
Total operating expenses	832	1,064
Income (loss) from operations	58	(415)
Other income	—	1
Income (loss) before income taxes	58	(414)
Provision for income taxes	—	—
Net income (loss)	$58	$(414)
Income (loss) per common share:
Basic and diluted	$0.03	$(0.20)
Weighted average common shares outstanding:
Basic and diluted	2,042	2,042

QUALSTAR CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,740	$3,691
Restricted cash	100	100
Accounts receivables, net	1,946	1,583
Inventories, net	1,127	1,360
Prepaid expenses and other current assets	189	166
Total current assets	7,102	6,900
Non-current assets:
Property and equipment, net	244	286
Other assets	50	77
Total assets	$7,396	$7,263

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$953	$888
Accrued payroll and related liabilities	167	222
Deferred service revenue, short term	906	787
Other accrued liabilities	324	359
Total current liabilities	2,350	2,256
Long term liabilities:
Other long term liabilities	64	63
Deferred service revenue	85	105
Total long term liabilities	149	168
Total liabilities	2,499	2,424

Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized; no shares issued	-	-
Common stock, no par value; 50,000 shares authorized, 2,042 shares issued and outstanding as of March 31, 2017 and December 31, 2016	19,063	19,063
Accumulated deficit	(14,166)	(14,224)
Total shareholders’ equity	4,897	4,839
Total liabilities and shareholders’ equity	$7,396	$7,263

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